Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2019, except Notes 3, 4, 6, 8, 16, 18, 19, 21, 22 and 23 as to which the date is November 25, 2019, with respect to the consolidated financial statements and schedule of Liberty Property Limited Partnership, and our report dated February 26, 2019, with respect to the effectiveness of internal control over financial reporting of Liberty Property Limited Partnership, included in the Current Report on Form 8-K filed by Liberty Property Limited Partnership on November 25, 2019 incorporated by reference in the Registration Statement on Form S-3 (No. 333-) and related Prospectus of Prologis, Inc., Prologis, L.P., Prologis Euro Finance LLC, Prologis Yen Finance LLC, and Prologis Sterling Finance LLC for the registration of common stock, preferred stock, rights to purchase common stock, guarantees of debt securities, warrants to purchase common stock, and debt securities.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 20, 2020